                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ /   Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12

                                  ABIOMED, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/      No fee required.
/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1)  Title of each class of securities to which transaction applies:
             -------------------------------------------------------------------

         2)  Aggregate number of securities to which transaction applies:
             -------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was
             determined):
             -------------------------------------------------------------------

         4)  Proposed maximum aggregate value of transaction:
             -------------------------------------------------------------------

         5)  Total fee paid:
             -------------------------------------------------------------------
/ /      Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:
             -------------------------------------------------------------------

         2)  Form, Schedule or Registration Statement No.:
             -------------------------------------------------------------------

         3)  Filing Party:
             -------------------------------------------------------------------

         4)  Date Filed:
             -------------------------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
                                  ABIOMED, INC.
                          TO BE HELD ON AUGUST 11, 1999


     The Annual Meeting of Stockholders of ABIOMED, Inc. will be held on August 11, 1999 at 8:00 a.m. at the offices of the Company located at 22 Cherry Hill Drive, Danvers, Massachusetts 01923, for the following purposes:

      1. To elect two Class I directors each to hold office until the 2002 Annual Meeting of Stockholders and until their respective successors are elected and qualified; and

      2. To consider and act upon a proposal to amend the 1989 Non-Qualified Stock Option Plan for Non-Employee Directors.

      3. To consider and act upon any matter incidental to the foregoing purpose and any other matter which may properly come before the Annual Meeting or any adjourned session thereof.

      The Board of Directors has fixed June 30, 1999, as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting.


                                             By Order Of The Board Of Directors


                                             PHILIP J. FLINK, Secretary



Boston, Massachusetts
July 7, 1999



                             YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

                                  ABIOMED, INC.
                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 11, 1999


      This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of ABIOMED, Inc., a Delaware corporation with its principal executive offices at 33 Cherry Hill Drive, Danvers, Massachusetts 01923 (the "Company"), for use at the Annual Meeting of Stockholders to be held on August 11, 1999 and at any adjournment or adjournments thereof (the "Meeting"). The cost of such solicitation will be borne by the Company. Certain of the officers and regular employees of the Company may solicit proxies by correspondence, telephone or in person, without extra compensation. The Company may also pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy material to their principals. It is expected that this proxy statement and the accompanying proxy will be mailed to stockholders on or about July 7, 1999.

      Only stockholders of record at the close of business on June 30, 1999 will be entitled to receive notice of, and to vote at, the Meeting. As of that date, there were outstanding and entitled to vote 8,653,102 shares of Common Stock, $.01 par value (the "Common Stock"), of the Company. Directors will be elected by a plurality of the votes cast by holders of Common Stock entitled to vote thereon, provided a quorum is present. Abstentions, including broker non-votes, will have no effect on the outcome of the vote for the election of directors. Proposal No. 2 requires the affirmative vote of a majority of shares of Common Stock present in person or by proxy at the Meeting and entitled to be voted, provided a quorum is present. Abstentions will have the effect of a vote against Proposal No. 2, but a broker non-vote will have no effect.

      THE ENCLOSED PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED ON THE PROXY OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE NOMINEES AS DIRECTORS AND FOR PROPOSAL NO. 2. IF ANY OTHER MATTERS SHALL PROPERLY COME BEFORE THE MEETING, THEY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

      The Company's Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended March 31, 1999, including financial statements audited by Arthur Andersen LLP, are being mailed to each of the stockholders simultaneously with this proxy statement.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

      At the Meeting, two Class I directors are to be elected to serve for a term of three years, until the 2002 Annual Meeting of Stockholders, and until their respective successors have been elected and qualified. Messrs. David M. Lederman and Desmond H. O'Connell, Jr. have been nominated by the Board of Directors for election as directors. Both of these nominees are currently serving as directors of the Company.

      If any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, and the Board of Directors designates another nominee, the persons named as proxies will vote the proxy for such substitute, if any. The Board of Directors has no reason to believe that any of the proposed nominees will be unable or unwilling to serve. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.


INFORMATION ON NOMINEES AND DIRECTORS

      Set forth below is certain biographical information with respect to the nominees, including the year in which the nominee's term would expire, if elected, and with respect to each of the Class II and Class III directors whose terms will continue after the Meeting. The nominees for Class I directors are indicated by an asterisk.

                                                                                                        Year Term
                                                                                           Director    Expires, If
                  Name                     Age                   Position                   Since     Elected, and Class
                  ----                     ---                   --------                   -----     ------------------

*David M. Lederman, Ph.D..............      55    Chairman of the Board of Directors,        1981      2002-Class I
                                                  President and Chief Executive Officer

*Desmond H. O'Connell, Jr.............      63    Director                                   1995      2002-Class I

John F. O'Brien.......................      56    Director                                   1989      2000-Class II

Henri A. Termeer......................      53    Director                                   1987      2000-Class II

W. Gerald Austen, M.D.................      69    Director                                   1985      2001-Class III

Paul B. Fireman.......................      55    Director                                   1987      2001-Class III

     DR. DAVID M. LEDERMAN, PH.D., founded the Company in 1981, has served as Chairman of the Board and Chief Executive Officer since that time, and as President for the majority of that time. Prior to founding ABIOMED, he was Chairman of the Medical Research Group at the Everett Subsidiary of Avco Corporation. He originated the design and development of ABIOMED's cardiac assist and heart replacement devices, blood pumps and their valves, has authored over 40 medical publications, is a member of numerous medical and scientific professional organizations and has been a frequent speaker in forums on cardiac support systems and on the financing and commercialization of advanced medical technology. Dr. Lederman received a Ph.D. degree in Aerospace Engineering from Cornell University.


     MR. DESMOND H. O'CONNELL, JR. has served as a director of the Company since 1995. He has been an independent management consultant since September 1990 and served as a director of Chrysalis International Corporation, an international contract research organization, from 1991 through May 1999. From December 1992 until December 1993, he served as the Chairman, Management Committee, of Pharmakon Research International, Inc., a provider of pre-clinical testing services to pharmaceutical biotechnology companies. During 1991, he briefly served as Chairman of the Board and Chief Executive Officer of Osteotech, Inc., a medical products company. Mr. O'Connell was with the BOC Group, PLC, an industrial gas and health care company, in senior management positions from 1980 to 1990 and was a member of the Board of Directors of BOC Group, PLC from 1983 to 1990. From April 1990 until September 1990, Mr. O'Connell was President and Chief Executive Officer of BOC Health

Care. From 1986 to April 1990, he was Group Managing Director of BOC Group, PLC. Prior to joining BOC, Mr. O'Connell held various positions at Baxter Laboratories, Inc. including chief executive of the Therapeutic and Diagnostic Division and Vice President, Corporate Development. Mr. O'Connell is also a director of Serologicals Corporation.


     MR. JOHN F. O'BRIEN has served as a director since 1989. Since August 1989 he has been the President and Chief Executive Officer and a director of First Allmerica Financial Life Insurance Company (formerly State Mutual Life Assurance Company of America). Since January 1995 he has been President, Chief Executive Officer and a Director of Allmerica Financial Corporation, a financial services holding company. Mr. O'Brien is also Chairman of the Board and a director of Allmerica Property & Casualty Companies, Inc.; and a trustee and Chairman of the Board of Allmerica Securities Trust, and Allmerica Investment Trust. From 1972 until 1989, Mr. O'Brien was employed by Fidelity Investments in various capacities, including as Group Managing Director of FMR Corp. Mr. O'Brien is also a director of Cabot Corporation and TJX Companies, Inc. and a Trustee of the Worcester Art Museum.

     MR. HENRI A. TERMEER has served as a director of the Company since 1987. Mr. Termeer has served as President and a director of Genzyme Corporation, a biotechnology company engaged in the production and marketing of human health care products, since 1983, as its Chief Executive Officer since 1985, and as its Chairman of the Board since 1988. Mr. Termeer is also a director of Genzyme Transgenics Corporation. He is also a director of AutoImmune, Inc., GelTex Pharmaceuticals, Inc. and Diacrin, Inc. and serves as a trustee of Hambrecht & Quist Healthcare Investors and Hambrecht & Quist Life Sciences Investors.


     DR. W. GERALD AUSTEN, M.D., has served as a director of the Company since 1985. From 1969 to 1997, Dr. Austen was Chief of the Surgical Services at Massachusetts General Hospital, and from 1974 to the present, he has been the Edward D. Churchill Professor of Surgery at Harvard Medical School. He became President and Chief Executive Officer of the Massachusetts General Physicians Organization in 1994 and Chairman and Chief Executive Officer in 1998.
Dr. Austen is the former President of the American College of Surgeons, the American Association for Thoracic Surgery, the American Surgical Association and the Massachusetts and American Heart Associations. Dr. Austen is a member of the Institute of Medicine of the National Academy of Sciences, a Fellow of the American Academy of Arts and Sciences and a life member of the corporation of the Massachusetts Institute of Technology.


     MR. PAUL B. FIREMAN has served as a director of the Company since 1987. He is the founder of Reebok International Ltd., a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment. Mr. Fireman has served as Chief Executive Officer and a director of that company since 1979, as Chairman of the Board of Directors since 1985, and President from 1979 to 1987 and from 1989 to the present. Mr. Fireman has also served as the chairman of the Entrepreneurial Advisory Board of Babson College since 1995.


MEETINGS OF THE BOARD OF DIRECTORS

      The Board of Directors held four meetings during the fiscal year ended March 31, 1999. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of which he was a member held during such fiscal year.

      The Board of Directors has an Executive Committee which is currently composed of David M. Lederman, Henri A. Termeer and Desmond H. O'Connell, Jr. The Executive Committee has, and may exercise, all the powers and authority of the Board of Directors, except those which by law may not be delegated to it by the Board of Directors. The Executive Committee did not act during the fiscal year ended March 31, 1999.

      The Board of Directors has an Audit Committee, currently composed of
W. Gerald Austen, John F. O'Brien and Desmond H. O'Connell, Jr. The functions performed by this committee include recommending to the Board of Directors the engagement of the independent auditors, reviewing the scope of internal controls and reviewing the implementation by management of recommendations made by the independent auditors. The Audit Committee met one time during the fiscal year ended
March 31, 1999.

      The Company has a Compensation Committee, which is currently composed of Paul B. Fireman, John F. O'Brien and Henri A. Termeer. The functions of the Compensation Committee include establishing the compensation and bonuses of executive officers, determining the persons to whom both incentive stock options and non-qualified stock options will be granted and adopting rules and making other determinations with respect to the administration of the 1992 Combination Stock Option Plan (the "Combination Plan"), the Employee Stock Purchase Plan, the 401(k) Plan and the 1998 Equity Incentive Plan. During the fiscal year ended March 31, 1999, the Compensation Committee held one meeting and acted by unanimous written consent on one occasion.

      The Company has a Nominating Committee, currently composed of Paul B. Fireman, W. Gerald Austen and Desmond H. O'Connell, Jr. The nominating committee is responsible for reviewing the qualifications of potential nominees for election to the Board of Directors and recommending to the Board of Directors the election of directors of the Company. Stockholders may make nominations for the election of directors by delivering notice in writing to the secretary of the Company not less than 45 days nor more than 60 days prior to any meeting of the stockholders called for the election of directors. The Nominating Committee did not meet during the fiscal year ended March 31, 1999.


SECURITIES BENEFICIALLY OWNED BY CERTAIN PERSONS

      The following table sets forth certain information as of June 30, 1999 with respect to the beneficial ownership of the Company's Common Stock of each director and nominee for director, each named executive officer in the Summary Compensation Table under "Executive Compensation," below, all directors and current executive officers of the Company as a group, and each person known by the Company to be the beneficial owner of five percent or more of the Company's common stock. This information is based upon information received from or on behalf of the individuals named therein.


                                                                                  Shares of Stock
Name                                                                          Beneficially Owned (1)    Percent of Class
----                                                                          ----------------------    ----------------

Dr. David M. Lederman (2)..............................................                 1,271,200            14.7%
  c/o ABIOMED, Inc.
  33 Cherry Hill Drive
  Danvers, MA  01923
Genzyme Corporation....................................................                 1,153,846            13.3%
  One Kendall Square
  Cambridge, MA 02139
Dr. W. Gerald Austen (3)...............................................                    31,200             *
Paul B. Fireman (3)....................................................                   231,026             2.7%
John F. O'Brien (3)....................................................                    90,892             1.0%
Desmond H. O'Connell, Jr. (3)..........................................                    28,892             *
Henri A. Termeer (3)(4)................................................                 1,185,046            13.7%
Anthony W. Bailey (3)..................................................                     5,132             *
Dr. Robert T.V. Kung (3)(5)............................................                   220,125             2.5%
Eugene D. Rabe (3).....................................................                    45,375             *
John F. Thero (3)......................................................                    40,486             *
All Current Executive Officers and Directors...........................                 3,149,374            35.2%
  as a group (10 persons)  (2)(3)(4)(5)


--------------------

*        Less than 1%.
(1) Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed.

(2) Includes 675,923 shares held by the wife of Dr. Lederman, as to which Dr. Lederman disclaims beneficial ownership.
(3) Includes the following shares subject to currently exercisable options (includes options that will become exercisable within 60 days of June 30, 1999): Dr. Austen--22,500; Mr. Fireman--22,500;
         Mr. O'Brien--30,000; Mr. O'Connell--10,000; Mr. Termeer--22,500;
         Mr. Bailey--5,000; Dr. Kung--98,125; Mr. Rabe--45,375;
         and Mr. Thero--39,750.
(4) Includes 1,153,846 shares held by Genzyme Corporation as to which Mr. Termeer disclaims beneficial ownership. Mr. Termeer is the Chief Executive Officer of Genzyme.
(5) Includes 55,400 shares held by the wife of Dr. Kung and 16,600 shares held in trust for the benefit of certain relatives of Dr. Kung, as to which Dr. Kung disclaims beneficial ownership.


EXECUTIVE COMPENSATION

      The following table sets forth the compensation during the last three fiscal years of (i) the Chief Executive Officer of the Company and (ii) the executive officers of the Company, other than the Chief Executive Officer, who were serving as executive officers at the end of the last fiscal year, whose annual salary and bonus, if any, exceeded $100,000 for services in all capacities to the Company during the last fiscal year (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                           Long Term
                                                                                         Compensation
                                                         Annual Compensation                Awards
                                                                                           Securities
                                     Fiscal                                Other Annual    Underlying     All Other
                                      Year        Salary         Bonus     Compensation     Options       Compensation
Name and Principal Position        Ended 3/31       ($)           ($)           ($)            (#)           ($)(1)
---------------------------        ----------   ----------    ----------    ----------     ----------    ----------

Dr. David M. Lederman..........       1999       $212,500      $50,000         ---            ---          $41,642
  Chairman of the Board,              1998        168,750       80,000         ---            ---           34,246
  President and Chief Executive       1997        142,500                      ---            ---           34,236
  Officer and
  Assistant Treasurer


Anthony W. Bailey(2)...........       1999       $124,000      $25,000         ---           30,000         $3,274
  Vice President -                    1998        106,000       60,000         ---             ---           1,494
  Engineering and Director            1997          6,455         ---          ---           20,000             12
  AbioCor Program

Dr. Robert T.V. Kung...........       1999       $161,250      $20,000         ---           20,000         $5,635
  Senior Vice President  -            1998        147,750       40,000         ---            5,000          3,808
  Chief Scientific Officer and        1997        136,250       25,000         ---           26,250          2,832
  Assistant Secretary


Eugene D. Rabe.................       1999       $137,500      $92,500         ---           17,500         $3,973
  Vice President  -                   1998        126,925       80,000         ---            7,500          2,966
  Worldwide Sales                     1997        115,833       50,000         ---           20,000          7,459


John F. Thero.................        1999       $135,625      $65,000         ---           20,000         $3,363
  Vice President - Finance,           1998        120,925       50,000                        5,000          2,676
  Chief Financial Officer,            1997        113,750       12,500         ---           20,000          2,521
  Treasurer and Assistant
  Secretary

(1) Includes (a) the following matching contributions to the Company Employee Deferred Compensation Profit Sharing Plan and Trust for fiscal 1999: Dr. Lederman - $650; Mr. Bailey - $650; Dr. Kung - $650; Mr. Rabe - $650; and Mr. Thero - $650; (b) the following profit sharing allocations under the Company Employee Deferred Compensation Profit Sharing Plan and Trust contributions paid in fiscal 1999, subject to applicable vesting based on years of service: Dr. Lederman - $2,059; Mr. Bailey - $1,306; Dr. Kung - $1,797; Mr. Rabe - $1,882; and Mr. Thero - $1,482; (c) the following life insurance premiums paid for term life insurance in excess of $50,000 in fiscal 1999: Dr. Lederman - $37,527; Mr. Bailey $505; Dr. Kung - $2,156; Mr. Rabe - $566; and Mr. Thero - $356; and (d) the following long-term disability insurance premiums for fiscal 1999: Dr. Lederman - $1,406; Mr. Bailey - $813; Dr. Kung - $1,031; Mr. Rabe - $875; and Mr. Thero - $875.

(2) Mr. Bailey joined the Company in March 1997 and was elected an Executive Officer in May 1998.


         The following tables sets forth certain information with respect to option grants to the named executive officers.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                         Individual Grants                       Potential Realizable
                                       ----------------------------------------------------        Value At Assumed
                                       Number of       % of Total                                Annual Rates of Stock
                                      Securities        Options                                  Price Appreciation for
                                      Underlying       Granted to    Exercise or                     Option Term(2)
                                    Options Granted   Employees in   Base Price  Expiration    ------------------------
Name                                     (#)(1)       Fiscal Year        ($/Sh)      Date       5%($)       10%($)
----                                ---------------   ------------   ----------- ----------    ------       ------

Dr. David M. Lederman..........           --                --            --          --           --          --
Anthony W. Bailey..............         30,000              8.9%      $13.625     07/01/08      $257,061    $651,442
Dr. Robert T.V. Kung...........         20,000              5.9%      $13.625     07/01/08      $171,374    $434,295
Eugene D. Rabe.................         17,500              5.2%      $13.625     07/01/08      $149,952    $380,008
John F. Thero..................         20,000              5.9%      $13.625     07/01/08      $171,374    $434,295


----------

(1) The options were granted under the Combination Plan, and become exercisable in four equal annual installments commencing two years from the date of grant such that they will be fully exercisable five years after the date of grant.

(2)  The assumed rates are compounded annually for the full term of the options.


                       AGGREGATED OPTION EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR END OPTION VALUES


                                                                    Number of Securities      Value of Unexercised
                                        Shares                     Underlying Unexercised         In-the-money
                                       Acquired        Value         Options at 3/31/99         Options at 3/31/99
                                     On Exercise     Realized    Exercisable/Unexercisable   Exercisable/Unexercisable
Name                                      (#)           ($)                 (#)                        (#)(1)
----                                 -----------     --------    -------------------------   -------------------------

Dr. David M. Lederman............        ---            ---                 ---                        ---
Anthony W. Bailey................        ---            ---             5,000/45,000               3,750/11,250
Dr. Robert T.V. Kung.............        ---            ---            90,313/69,687             274,125/51,875
Eugene D. Rabe...................        ---            ---            37,500/57,500             135,938/30,938
John F. Thero....................        ---            ---            27,500/67,500             104,375/79,375

--------

(1) Based upon the $12.50 closing price of the Company's Common Stock on March 31, 1999 on the Nasdaq National Market minus the respective option exercise price.

COMPENSATION OF DIRECTORS

      Directors who are not employees of the Company receive an annual retainer of 400 shares of Common Stock and an additional $500 for attendance at each meeting of the Board of Directors or a committee thereof or consultation at the offices of the Company.

      INDEMNIFICATION AGREEMENTS. The Company has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with any future directors. The Company has also entered into similar agreements with certain of the Company's officers and top management personnel who are not also directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors and officers.

      The indemnification agreements provide that the Company will pay certain amounts incurred by a director or officer in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Company (derivative suits) where the individual's involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director or officer will not receive indemnification if he is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.


     THE 1989 NON-QUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS. The Company has a 1989 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Directors Plan"), which is more fully described under Proposal No. 2.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

      Decisions regarding executive compensation are made by the Compensation Committee of the Board of Directors, which is composed of Paul B. Fireman, John F. O'Brien and Henri A. Termeer. The Compensation Committee also administers the Company's Combination Plan and the 1998 Equity Incentive Plan, including determining the individuals to whom stock options are awarded, the terms upon which option grants are made, and the number of shares subject to each option granted under the Combination Plan and 1998 Equity Incentive Plan. To date, no option grants have been made under the 1998 Equity Incentive Plan. No member of the Compensation Committee is a former or current officer or employee of the Company. Dr. Lederman, while not a member of the Compensation Committee, makes recommendations to the Compensation Committee regarding executive officer compensation, including the awards of stock options, and often participates in their deliberations but does not vote on such matters.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The primary objectives of the Compensation Committee in developing executive compensation policies are to attract and retain superior talent to enable the Company to achieve its business objectives and to align the financial interests of its executive officers with the stockholders of the Company. The compensation of executive officers consists of base compensation, bonus, the grant of options and participation in benefit plans generally available to employees.

      In setting overall compensation for the last fiscal year, the Compensation Committee reviewed the recommendations of the Chief Executive Officer and strove to maintain base compensation for the Company's executive officers at levels which the Compensation Committee believes are competitive with the compensation of comparable executive officers in similarly situated companies, while relying upon the Company's Combination Plan, 1998 Equity Incentive Plan and a bonus program to provide significant performance incentives.

      The Company maintains an informal bonus plan for its executive officers. Under the bonus plan, a bonus was determined for each executive officer (other than the Chief Executive Officer) based on achievement of certain objective and subjective goals and the Chief Executive Officer's evaluation of the individual's performance. Each executive officer was assigned a maximum bonus amount which was measured against these goals and the officer's performance evaluation. The goals established for each executive officer varies depending upon the responsibilities of the officer, and include goals based upon operating results, either for a particular operating division or the Company as a whole, product development milestones and the cost of achieving those milestones, and the achievement of certain sales objectives. Certain of executive officer's goals, including certain of the Chief Executive Officer's goals, have milestones that do not directly correspond in timing with the Company's fiscal year-end and certain of the goals are measured in intervals of greater than one year. Accordingly, bonus amounts for which executive officers are eligible can vary from fiscal year to fiscal year. In granting these bonuses, the Committee gave substantial weight to and followed the Chief Executive Officer's recommendations.

      Each of the executives is eligible to receive grants of options under the Combination Plan and 1998 Equity Incentive Plan. In determining the number of options to be granted to each executive officer, the Compensation Committee reviews recommendations provided by the Chief Executive Officer based upon the officer's position of responsibility and anticipated contribution to the Company, the number of shares of Common Stock subject to options held or previously granted to the officer and the individual performance of the officer.

      For the fiscal year ended March 31, 1999. Dr. Lederman, the Chief Executive Officer of the Company, received a base salary of $212,500 and a bonus of $50,000. Dr. Lederman's base salary was determined by the Compensation Committee based upon the salary structure that had been established for the other executive officers of the Company and upon his recommendation to keep his base salary at that level, notwithstanding the Compensation Committee's belief that this base salary was low compared to his responsibilities, importance and contributions to the Company.

                             Compensation Committee

                                 Paul B. Fireman
                                 John F. O'Brien
                                Henri A. Termeer

PERFORMANCE GRAPH

      The following graph compares the yearly change in the cumulative total stockholder return for the Company's last five full fiscal years, based upon the market price of the Company's Common Stock, with the cumulative total return on the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Stocks-SIC Group Code 384 for that period. The performance graph assumes the investment of $100 on March 31, 1994 in the Company's Common Stock, the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Stocks--SIC Group Code 384, and the reinvestment of any and all dividends.


                                [PERFORMANCE GRAPH]


Comparison of Five Year-Cumulative Total Returns


                                 3/31/94    3/31/95   3/31/96   3/31/97   3/31/98   3/31/99
                                  ------     ------    ------    ------    ------    ------
ABIOMED, Inc.                     100.00      96.67    173.33    156.67    201.67    166.67
Nasdaq (U.S. Companies)           100.00     111.25    151.06    167.83    254.43    342.44
Peer Nasdaq SIC 3840-3849         100.00     129.12    177.51    152.15    204.45    220.65

                                 PROPOSAL NO. 2
                       AMENDMENT TO THE 1989 NON-QUALIFIED
                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


PURPOSE OF THE DIRECTORS PLAN

      The purpose of the Company's 1989 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Directors Plan") is to attract and retain the services of experienced and knowledgeable non-employee directors for the benefit of the Company and its stockholders and to provide additional incentives for such independent directors to continue to work for the best interests of the Company and its stockholders through continuing ownership of its Common Stock.


PROPOSED AMENDMENTS

      On June 30, 1999, the Board of Directors adopted amendments to the Directors Plan, subject to stockholder approval. The proposed amendments, as set forth below, would (i) increase the number of shares reserved for issuance under the Directors Plan, (ii) modify the eligibility requirements for participation in the Directors Plan and (iii) modify the Directors Plan in response to changes to Rule 16b-3 of the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). If the proposed amendments are not approved by the stockholders, the Directors Plan will terminate on September 6, 1999 and the directors would not be awarded future options under the Directors Plan.

      INCREASE OF SHARES RESERVED FOR ISSUANCE. Under the proposed amendments, the number of shares reserved for issuance under the Directors Plan would be increased from 200,000 shares to 250,000 shares. Through June 15, 1999, options to purchase an aggregate of 142,500 shares had been granted under the Directors Plan, of which 140,000 remained outstanding and 2,500 had been exercised. In addition to the shares issuable upon exercise of outstanding and unexercised options, there are presently 57,500 shares available for future issuance under the Directors Plan. Assuming that the amendments are approved by the stockholders and that Dr. Austen, and Messrs. Fireman, Termeer, and O'Brien continue to be Eligible Directors, each will receive options to purchase an additional 12,500 shares in July 2002. In addition, Mr. O'Connell will be eligible to receive an option to purchase an additional 12,500 shares in July 2000.

      MODIFY THE ELIGIBILITY REQUIREMENTS FOR PARTICIPATION IN THE DIRECTORS PLAN. The proposed amendment to the eligibility requirements for participation in the Directors Plan would increase the 5% ownership limitation to 15%. This amendment would clarify that Mr. Termeer, the Chief Executive Officer of Genzyme Corporation, will continue to be eligible to participate in the Directors Plan. Genzyme Corporation owns 13.3% (1,153,846 shares) of the outstanding Common Stock. Mr. Termeer has disclaimed beneficial ownership of these shares.

      MODIFY THE DIRECTORS PLAN IN RESPONSE TO CHANGES TO RULE 16b-3. The proposed amendments would (i) eliminate the termination date of the Directors Plan and (ii) provide that the Board of Directors may amend, suspend or terminate the Directors Plan from time to time without stockholder approval; provided, however, that, any amendment to the Directors Plan shall be subject to the approval of the Company's stockholders if such stockholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or to comply with Section 162(m) of the Internal Revenue
Code) or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or granted. These proposed amendments are in response to certain changes made to Rule 16b-3 which became effective as of November 1, 1996. The changes to Rule 16b-3 are designed to simplify administration of stock option plans. Prior to the approval of proposed amendments, the Directors Plan could not be amended without stockholder approval if the amendment would materially (i) increase the benefits accruing to participants under the Directors Plan, (ii) increase the number of shares that may be issued under the Directors Plan or (iii) modify the requirements for eligibility to participate in the Directors Plan.

SUMMARY OF THE DIRECTORS PLAN

       The following is a summary description of the material features of the Directors Plan as it is proposed to be amended.

      STOCK AVAILABLE FOR OPTIONS. Subject to stockholder approval, the number of shares of Common Stock which may be issued upon exercise of options under the Directors Plan is 250,000. Shares subject to an option that ceases to be exercisable for any reason are available for subsequent option grants.

      ADMINISTRATION. The Directors Plan is administered by the Board of Directors. The Board of Directors is required to grant options under the Directors Plan as described below. The Board of Directors' authority under the Directors Plan is otherwise limited to adopting rules and regulations for the administration of the Directors Plan. The Board of Directors is not liable for any act, omission, interpretation, construction or determination made in good faith in connection with its responsibilities under the Directors Plan.

     ELIGIBILITY. Subject to stockholder approval, the Directors Plan provides that only directors of the Company who are not also employees of the Company and who do not own or are not affiliated with any person who owns, directly or indirectly, more than 15% of the vote of the Company's outstanding voting stock are eligible to receive options under the Directors Plan. The Eligible Directors are Dr. Austen and Messrs. Termeer, Fireman, O'Connell, and O'Brien.

      GRANT AND VESTING. The Directors Plan provides that each newly elected Eligible Director will receive an option to purchase 12,500 shares upon being elected as a director. Thereafter, each Eligible Director will be granted a new option to purchase 12,500 shares on July 1 of each successive fifth year. Subject to the right of the Company to accelerate the vesting schedule of the options granted under the Directors Plan, the options granted under the plan vest over an approximately five year period at the rate of 2,500 shares per year, commencing on June 30 of the year following the date of grant. No options may be exercised subsequent to ten years from the date of grant. No options were granted under the Directors Plan during the fiscal year ended March 31, 1999.

      EXERCISE PRICE. The purchase price of Common Stock subject to an option granted under the Directors Plan is the fair market value of the Common Stock on the date the option is granted, but in no event less than the par value of the shares.

      EXERCISE OF OPTIONS. The exercise price must be paid in full upon exercise of an option, and may be paid in cash, with Common Stock (valued at fair market value on the date of exercise) or any combination of cash and Common Stock, as the Board of Directors may determine.

      RIGHTS IN THE EVENT OF TERMINATION. If an Eligible Director ceases to be a director for any reason, all options held by that person that are not then exercisable terminate. Under the Directors Plan, options that are exercisable at the time the Eligible Director ceases to be a director as a result of permanent disability or death may be exercised by the holder or his or her estate for a period of up to one year after termination of employment. If an Eligible Director ceases to be a director for any cause other than death or permanent disability, options that are then exercisable shall be exercisable during the thirty day period following the date such director ceased to be a director.

      TRANSFER RESTRICTIONS. An option is exercisable only by the option holder during the holder's lifetime, and no option or right or interest in an option is assignable or transferable by the holder except by will or the laws of descent and distribution.

      AMENDMENT OR TERMINATION OF DIRECTORS PLAN. Subject to approval by the stockholders, the Board of Directors may from time to time amend, suspend or terminate the Directors Plan or any option, provided, however, that any amendment to the Directors Plan shall be subject to the approval of the Company's stockholders if such stockholder approval is required by federal or state law or regulation (including, without limitation, Rule 16b-3 or to comply with Section 162(m) of the Internal Revenue Code) or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or granted. No amendment, suspension or termination of the Directors Plan may adversely affect the rights of an option holder without the holder's consent.

      DURATION OF THE DIRECTORS PLAN. Subject to stockholder approval, the Directors Plan, as amended, would expire upon the earlier to occur of the issuance of all the shares issuable pursuant to Directors Plan or the discontinuance of the Directors Plan by the Board of Directors.

        FEDERAL TAX CONSEQUENCES OF THE DIRECTORS PLAN. The following general discussion of the Federal income tax consequences of awards granted under the Directors Plan is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") as in effect on the date hereof, current regulations thereunder and existing public and private administrative rulings of the Internal Revenue Service. This discussion is not intended to be a complete discussion of all of the Federal income tax consequences of the Directors Plan or of all of the requirements that must be met in order to qualify for the tax treatment described herein. Changes in the law and regulations may modify the discussion, and in some cases the changes may be retroactive. No information is provided as to state tax laws. The Directors Plan is not qualified under Section 401 of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

        NONQUALIFIED STOCK OPTIONS. An option holder will not recognize any taxable income upon the grant of a nonqualified option under the Directors Plan. Generally, an option holder recognizes ordinary taxable income at the time a nonqualified option is exercised in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price.

        However, if (a) the Company imposes restrictions on the shares which do not permit the recipient to transfer the shares to others and which require the recipient to return the shares to the Company at less than fair market value upon termination of employment (a "risk of forfeiture"), or (b) the recipient is a director of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b)") then, upon their sale of shares of Common Stock, the date on which taxable income (if any) is recognized (the "Recognition Date") will be the date on which the stock becomes "freely transferable" or not subject to risk of forfeiture. In this circumstance, the option holder will generally recognize ordinary taxable income on the Recognition Date in an amount equal to the excess of the fair market value of the shares at that time over the exercise price.

        Despite this general rule, if the Recognition Date is after the date of exercise, then the option holder may make an election pursuant to Section 83(b) of the Code. In this case, the option holder will recognize ordinary taxable income equal to the excess of the value of the shares over the exercise price (if any), measured at the time the option is exercised and not on the later date. In order to be effective, the Section 83(b) election must be filed with the Company and the Internal Revenue Service within thirty days of exercise.

        The Company will generally be entitled to a compensation deduction for Federal income tax purposes in an amount equal to the taxable income recognized by the option holder, provided the Company reports the income on a Form W-2 or 1099, whichever is applicable, that is timely provided to the option holder and filed with the IRS.

         When an option holder subsequently disposes of the shares of Common Stock received upon exercise of a nonqualified option, he or she will recognize long-term or short-term capital gain or loss (depending upon the holding period), in an amount equal to the difference between the sale price and the fair market value on the date on which the option holder recognized ordinary taxable income as a result of the exercise of the nonqualified option.

        An option holder who pays the exercise price for a nonqualified option, in whole or in part, by delivering shares of Common Stock already owned by him or her will recognize no gain or loss for Federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above.


OPTIONS GRANTED UNDER THE DIRECTORS PLAN

      The following table indicates, as of June 15, 1999, the aggregate number of options granted under the Directors Plan since its inception to the persons and groups indicated.


                                                                                               Number of
Option Grantee                                                                            Options Granted (1)
--------------                                                                            -------------------

Dr. David M. Lederman................................................................              0
      Chairman of the Board, President, Chief Executive
      Officer and Assistant Treasurer
Anthony W. Bailey....................................................................              0
      Vice President - Engineering and Director AbioCor Program
Dr. Robert T.V. Kung.................................................................              0
      Senior Vice President - Chief Scientific Officer and
      Assistant Secretary
Eugene D. Rabe.......................................................................              0
      Vice President - Worldwide Sales
John F. Thero........................................................................              0
      Vice President - Finance, Chief Financial Officer,
      Treasurer and Assistant Secretary
Executive Group......................................................................              0
Non-Executive Director Group.........................................................          142,500(2)
Non-Executive Officer Employee Group.................................................              0

(1) As described above, options may be granted under the Directors Plan only to non-employee directors. It is difficult at this time to indicate those Eligible Directors who will receive grants of options under the Directors Plan in the future. However, assuming that Dr. Austen, Mr. Fireman, Mr. Termeer, and Mr. O'Brien continue to be Eligible Directors, each will receive options to purchase an additional 12,500 shares in July 2002, and assuming that Mr. O'Connell continues to be an Eligible Director, he will receive an option to purchase an additional 12,500 shares in July 2000.

(2) Of the 142,500 options to purchase shares of the Company's Common Stock that have been granted since the inception of the Directors Plan, 140,000 remain outstanding and unexercised. The exercise prices on the outstanding options range from $7.00 to $14.00 per share and the expiration dates range from June 2000 to July 2007. The closing price of the Company's Common Stock on the Nasdaq National Market on June 22, 1999 was $13.625.


VOTE REQUIRED

      The affirmative vote of a majority of the votes of holders of Common Stock present in person or by proxy at the Meeting is required for adoption of Proposal No. 2.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF PROPOSAL NO. 2.



                                  OTHER MATTERS

INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP, as the independent certified public accountants to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 2000. That firm has served as the Company's auditors since 1983.

      A representative of Arthur Andersen LLP will be at the Meeting and will be given an opportunity to make a statement, if so desired. The representative will be available to respond to appropriate questions.

REPORTING UNDER SECTION 16(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and Nasdaq, and furnish the Company with copies of such Forms.

      Based solely on the Company's review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 with respect to the Company's most recent fiscal year, the Company believes that all of its current executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company's fiscal year ended March 31, 1999.


OTHER PROPOSED ACTION

      The Board of Directors knows of no other business to come before the Meeting. However, if any other business should properly be presented to the Meeting, the proxies will be voted in accordance with the judgment of the person or persons holding the proxies.


STOCKHOLDER PROPOSALS

      Proposals which stockholders intend to present at the Company's 2000 Annual Meeting of Stockholders and wish to have included in the Company's proxy materials must be received by the Company no later than March 9, 2000.

      Any stockholder proposal to be considered at the Company's 2000 Annual Meeting of Stockholders, but not included in the proxy materials, must be submitted in writing by May 23, 2000, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal.


INCORPORATION BY REFERENCE

      To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Compensation Committee Report on Executive Compensation" and "Performance Graphs" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.


ANNUAL REPORT AND FORM 10-K

      ADDITIONAL COPIES OF THE ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED MARCH 31, 1999 AND COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO: INVESTOR RELATIONS, ABIOMED, INC., 33 CHERRY HILL DRIVE, DANVERS, MASSACHUSETTS 01923.


--------------------------------------------------------------------------------
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

                                  ABIOMED, INC.

         The undersigned hereby appoints David M. Lederman and John F. Thero, and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the 1999 Annual Meeting of Stockholders of ABIOMED, Inc. to be held on August 11, 1999, and at any adjournment or adjournments thereof, with all power which the undersigned may be entitled to vote at said meeting upon the election of directors and other matters as more fully described in the Notice of, and Proxy Statement for the Meeting in accordance with the following instructions and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSAL DESCRIBED IN THE NOTICE OF AND PROXY STATEMENT FOR THE MEETING.

                   Continued, and to be signed on reverse side
         (Please fill in the reverse side and mail in enclosed envelope)


      Please mark
  /X/ votes as in
      this example



                                                                                              FOR      AGAINST     ABSTAIN
1.  Election of Class I Directors:                    2.  Proposal to amend the ABIOMED,
                                                      Inc. 1989 Non-Qualified Stock Option    / /        / /          / /
NOMINEES: David M. Lederman, Desmond H. O'Connell,    Plan for Non-Employee Directors, as
Jr.                                                   described more fully in  the Proxy
                                                      Statement.


FOR ALL
NOMINEES                             WITHHOLD
(EXCEPT AS                           AUTHORITY
MARKED TO THE                         TO VOTE FOR
CONTRARY)        / /   / /           ALL NOMINEES
   FOR, except vote withheld from the following nominee(s).


-------------------------------------
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR
ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE"S NAME IN
THE SPACE PROVIDED ABOVE.)

                                                                / /
                                                       MARK HERE FOR ADDRESS
                                                      CHANGE AND NOTE AT LEFT



(Signatures should be the same as the name printed           Signature: _____________________________ Date: ________
hereon.  Executors, administrators, trustees, guardians,
attorneys, and officers of corporations should add their     Signature: _____________________________ Date: ________
titles when signing.)